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Exhibit 99.1 Barnes Group Inc. 123 Main Street Bristol, CT 06010
NEWS RELEASE

BARNES GROUP INC. PROVIDES
BUSINESS UPDATE RELATED TO COVID-19 IMPACT

•	Unprecedented COVID-19 Impact Disrupts Global End Markets

•	Withdraws Full Year 2020 Business Outlook Given Heightened Uncertainty

•	Solid Financial Position, Sufficient Liquidity Profile Sustained

BRISTOL, Conn., April 2, 2020 - Barnes Group Inc. (NYSE: B), a global provider of highly engineered products, differentiated industrial technologies, and innovative solutions, today announced that given the unprecedented end market environment and the significant macroeconomic disruption brought on by the global COVID-19 pandemic, the Company is withdrawing its full year 2020 sales, earnings, and other outlook provided on February 24, 2020.
“Rapidly evolving business conditions and heightened levels of uncertainty make it prudent to withdraw our current guidance,” said Patrick J. Dempsey, President and Chief Executive Officer of Barnes Group Inc. “As a Company, our primary concern is the safety and well-being of our employees and their families, our customers, and our suppliers. While much of our global manufacturing of essential systems and components continues at reduced levels, the current situation is very dynamic, and visibility of future operations is challenged,” added Dempsey. “In the meantime, we’ll continue to work in close collaboration with our customers and suppliers to support them in this dynamic environment.”

Barnes Group is in a solid financial position with sufficient liquidity to navigate through today’s challenging business environment. The Company has liquidity of approximately $400 million consisting of cash of approximately $120 million and undrawn revolving credit facility of approximately $280 million. The Company is in full compliance with all covenants under the revolving credit facility which matures in February 2022. Management continues to monitor developments on a continuing basis and has taken proactive measures to reduce costs and manage working capital.

The Company will provide an update of its business operations and environment on its first quarter 2020 earnings call scheduled for April 24, 2020.
About Barnes Group
Barnes Group Inc. (NYSE: B) is a global provider of highly engineered products, differentiated industrial technologies, and innovative solutions, serving a wide range of end markets and customers. Its specialized products and services are used in far-reaching applications including aerospace, transportation, manufacturing, automation, healthcare, and packaging. Barnes Group’s skilled and dedicated employees around the globe are committed to the highest performance standards and achieving consistent, sustainable profitable growth. For more information, visit www.BGInc.com.

Forward-Looking Statements
This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often address our expected future operating and financial performance and financial condition, and

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often contain words such as "anticipate," "believe," "expect," "plan," "estimate," "project," and similar terms. These forward-looking statements do not constitute guarantees of future performance and are subject to a variety of risks and uncertainties that may cause actual results to differ materially from those expressed in the forward-looking statements. These include, among others: difficulty maintaining relationships with employees, including unionized employees, customers, distributors, suppliers, business partners or governmental entities; failure to successfully negotiate collective bargaining agreements or potential strikes, work stoppages or other similar events; difficulties leveraging market opportunities; changes in market demand for our products and services; rapid technological and market change; the ability to protect and avoid infringing upon intellectual property rights; introduction or development of new products or transfer of work; higher risks in global operations and markets; the impact of intense competition; acts of terrorism, cybersecurity attacks or intrusions that could adversely impact our businesses; the impacts of the COVID-19 pandemic on our business, including on demand, supply chain and operations; uncertainties relating to conditions in financial markets; currency fluctuations and foreign currency exposure; future financial performance of the industries or customers that we serve; our dependence upon revenues and earnings from a small number of significant customers; a major loss of customers; inability to realize expected sales or profits from existing backlog due to a range of factors, including changes in customer sourcing decisions, material changes, production schedules and volumes of specific programs; the impact of government budget and funding decisions; government tariffs, trade agreements and trade policies; the impact of new or revised tax laws and regulations; the adoption of laws, directives or regulations that impact the materials processed by our products or their end markets; changes in raw material or product prices and availability; restructuring costs or savings; the continuing impact of prior acquisitions and divestitures; integration of acquired businesses; and any other future strategic actions, including acquisitions, divestitures, restructurings, or strategic business realignments, and our ability to achieve the financial and operational targets set in connection with any such actions; the outcome of pending and future legal, governmental, or regulatory proceedings and contingencies; product liabilities and uninsured claims; future repurchases of common stock; future levels of indebtedness; and numerous other matters of a global, regional or national scale, including those of a political, economic, business, competitive, environmental, regulatory and public health nature (including the COVID-19 pandemic); and other risks and uncertainties described in documents filed with or furnished to the Securities and Exchange Commission ("SEC") by the Company, including, among others, those in the Management's Discussion and Analysis of Financial Condition and Results of Operations and Risk Factors sections of the Company's filings. The Company assumes no obligation to update its forward-looking statements.

Contact:
Barnes Group Inc.
William Pitts
Director, Investor Relations
860.583.7070
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